SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No.0)*

                          Bottomline Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   101388 10 6
                                   -----------
                                 (CUSIP Number)


                                January 18, 2001
                                ----------------
             (Date of Event which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 20

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 2 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       470,750 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4 is the
             BENEFICIALLY                                  general partner of ICP4
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           470,750 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              470,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.66%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 3 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b)[X]
---------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       2,170 shares, which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund"). Integral NBT is the
             BENEFICIALLY                                  general partner of Side Fund
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           2,170 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                2,170 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.017%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 4 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       251,700 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           251,700 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              251,700 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.95%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 5 of  22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       3,880 shares, of which 3,230 shares are directly owned by
                SHARES                                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund")
             BENEFICIALLY                                  and 650 shares are directly owned by Integral Capital Partners V
            OWNED BY EACH                                  SLP Side Fund, LLC ("5 SLP Side Fund"). ICP Management 5 is the
              REPORTING                                    general partner of ICP5 Side Fund and the manager of 5 SLP Side
                PERSON                                     Fund.
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           3,880 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                3,880 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.030%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 6 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       470,750 shares are directly owned by ICP4.  Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           470,750 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              470,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.66%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 7 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       2,170 shares are directly owned by Side Fund.  Integral Capital
                SHARES                                     Partners NTB, LLC is the general partner of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           2,170 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                2,170 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.017%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 8 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       251,700 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           251,700 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              251,700 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.95%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 9 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       3,230 shares, which are directly owned by ICP5 Side Fund.  ICP
                SHARES                                     Management 5 is the general partner of ICP5 Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           3,230 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                3,230 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.025%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 101388 10 6                                            13D        Page 10 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]       (b)[X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       650 shares, which are directly owned by 5 SLP Side.  ICP
                SHARES                                     Management 5 is the manager of 5 SLP Side.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           650 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  650 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.05%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Bottomline Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  155 Fleet Street
                  Portsmouth, NH  03801

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"),
Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM4, Integral NBT, ICM5 and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund") and the manager of Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side"). With respect to ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP4, Side Fund, ICP5, ICP5 Side Fund, and 5 SLP Side, and none of ICM4, Integral NBT, ICM5 or ICP Management 5 directly or otherwise hold any Shares. Management of the business affairs of ICM4, Integral NBT, ICM5, and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively, such that no single manager of ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  101388 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:
         (a)      [    ]   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)      [    ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [    ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)      [    ]   Investment company registered under Section 8 of the Investment Company Act.
         (e)      [    ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)      [    ]   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [    ]   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [    ]   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)      [    ]   A church plan that is excluded from the definition of an investment company under
                           Section 3(c)(14) of the Investment Company Act;
         (j)      [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.  OWNERSHIP.

         Provide the following  information  regarding the aggregate  number and percentage of the class of securities of the issuer identified in Item 1.
         A.       Integral Capital Management IV, LLC
                  (a) Amount Beneficially Owned:  470,750
                  (b) Percent of Class: 3.66%
                  (c) Number of shares as to which such person has:
                      1. ole power to vote or to direct vote:  -0-
                      2. hared power to vote or to direct vote: 470,750
                      3. ole power to dispose or to direct the disposition:  -0-
                      4. hared power to dispose or to direct the disposition: 470,750





                                                                   Page 13 of 22


         B.       Integral Capital Partners NBT, LLC

                  (a) Amount Beneficially Owned:  2,170
                  (b) Percent of Class:  0.017%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote:  2,170
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the disposition: 2,170

         C.       Integral Capital Management V, LLC

                  (a) Amount Beneficially Owned:  251,700
                  (b) Percent of Class:  1.95%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 251,700
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the disposition: 251,700

         D.       ICP Management V, LLC

                  (a) Amount Beneficially Owned:  3,880
                  (b) Percent of Class: 0.030%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 3,880
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the disposition: 3,880

         E.       Integral Capital Partners IV, L.P.

                  (a) Amount Beneficially Owned:  470,750
                  (b) Percent of Class: 3.66%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 470,750
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the disposition: 470,750



                                                                   Page 14 of 22



         F.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a) Amount Beneficially Owned:  2,170
                  (b) Percent of Class:  0.017%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 2,170
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the disposition: 2,170

         G.       Integral Capital Partners V, L.P.
                  (a) Amount Beneficially Owned:  251,700
                  (b) Percent of Class:  1.95%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 251,700
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the disposition: 251,700

         H.       Integral Capital Partners V Side Fund, L.P.
                  (a) Amount Beneficially Owned:  3,230
                  (b) Percent of Class: 0.025%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 3,230
                      3. Sole power to dispose or to direct the disposition: -0-
                      3. Shared power to dispose or to direct the disposition: 3,230


         I.        Integral Capital Partners V SLP Side Fund, LLC
                  (a) Amount Beneficially Owned:  650
                  (b) Percent of Class: 0.005%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 650
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the disposition: 650

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 23, 2001

                                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS NBT, LLC



                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL MANAGEMENT V, LLC



                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            ICP MANAGEMENT V, LLC



                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS IV, L.P.

                                            By Integral Capital Management IV,
                                            LLC, its General Partner

                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                            FUND, L.P.

                                            By Integral Capital Partners NBT,
                                            LLC its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS V, L.P.

                                            By Integral Capital Management V,
                                            LLC, its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS V SIDE
                                            FUND, L.P.

                                            By ICP Management V, LLC,
                                            its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                            FUND, LLC

                                            By ICP Management V, LLC,
                                            its Manager

                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                  EXHIBIT INDEX
                                  -------------


                                                              Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------

Exhibit A:        Agreement of Joint Filing                        20

                                    EXHIBIT A

                            Agreement of Joint Filing


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated January 23, 2001 containing the information required by Schedule 13G, for the 728,500 Shares of capital stock of Bottomline Technologies, Inc. held by Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, and Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company.

Date:  January 23, 2001

                                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS NBT, LLC


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL MANAGEMENT V, LLC


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            ICP MANAGEMENT V, LLC



                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS IV, L.P.

                                            By Integral Capital Management IV,
                                            LLC, its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS IV MS
                                            SIDE FUND, L.P.

                                            By Integral Capital Partners NBT,
                                            LLC, its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS V, L.P.

                                            By Integral Capital Management V,
                                            LLC, its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS V SIDE
                                            FUND, L.P.

                                            By ICP Management V, LLC,
                                            its General Partner


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS V SLP SID
                                            FUND, LLC

                                            By ICP Management V, LLC,
                                            its Manager


                                            By         /s/ Pamela K. Hagenah
                                               --------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager